Exhibit 99.1

                              MINDEN BANCORP, INC.
                       100 MBL BANK DRIVE * P. O. Box 797
                          MINDEN, LOUISIANA 71058-0797
                      -------------------------------------
                             318-377-0523 TELEPHONE
                                3118-377-0038 FAX
                                www.mblminden.com

                                  PRESS RELEASE

Release Date:
November 9, 2007

                                                For Further Information:
                                                ------------------------

                                                A. David Evans,
                                                President/CEO
                                                318-377-0523
                                                E-mail-david@mblminden.com
                                                --------------------------

                                                         Or

                                                Becky T. Harrell, Treasurer/CFO
                                                318-377-0523
                                                E-mail-becky@mblminden.com
                                                --------------------------


         MINDEN BANCORP, INC. ANNOUNCES EARNINGS FOR THE 3rd QUARTER OF
            FISCAL 2007, ITS TWENTY-FIRST QUARTER AS A PUBLIC COMPANY

MINDEN, LA. - November 9, 2007-Minden Bancorp,  Inc. (NASDAQ OTC BB: MDNB) today
--------------------------------------------------------------------------
reported net income for the quarter ended September 30, 2007 of $280,000 or $.20 per diluted share, as compared to net income of $275,000 or $0.20 per diluted share for the quarter ended September 30, 2006. The $5,000 or 1.8% increase primarily reflected a $139,000 or 13.6% increase in net interest income and a $52,000 or 29.2% increase in other operating income offset by a $203,000 or 27.3% increase in other operating expense and a $6,000 or 4.2% increase in income tax expense. The increase in net income for the quarter primarily reflected an increase in income in the loan portfolio and service charges offset by an increase in interest expense and other operating expense over the same quarter in the prior year. The results for the quarter ended September 30, 2007, also include the insurance agency that was acquired in January of 2006.


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

At September 30, 2007, Minden Bancorp, Inc. had total assets of $125.9 million, a 9.3% increase from total assets of $115.2 million at September 30, 2006. The increase primarily reflected the growth of the loan portfolio, cash and cash equivalents, and premises and equipment partially offset by a decrease in investment securities. Such growth was funded mainly by increased deposits. At September 30, 2007, stockholders' equity amounted to $20.7 million or $15.56 per share compared to $19.8 million or $14.97 per share at September 30, 2006.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for MBL Bank (formerly known as Minden Building and Loan Association) and Woodard Walker Insurance Agency. The bank is a 97 year old Louisiana-chartered, FDIC-insured thrift serving Minden and the surrounding areas of northwest Louisiana. The bank offers a wide variety of financial services and products throughout its market area. Woodard Walker Insurance Agency is one of the area's leading property and casualty agencies serving Minden and all of northwest Louisiana.

The Company's filings with the Securities and Exchange  Commission are available
electronically     on    the     Internet     and     can    be     found     at
www.sec.gov/edgar/searchedgar/webusers.htm.
-------------------------------------------

This news  release  may  contain  forward-looking  statements  as defined in the
Private Securities Litigation Reform Act of l995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.


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

                              MINDEN BANCORP, INC.

                    UNAUDITED CONDENSED STATEMENTS OF INCOME
                      (In thousands except per share data)

                                     Three Months      Nine Months
                                        Ended             Ended
                                     September 30      September 30
                                    2007     2006     2007     2006
                                   ------   ------   ------   ------
Interest income, including fees    $2,146   $1,881   $6,158   $5,511
Interest expense                      985      859    2,844    2,346
                                   ------   ------   ------   ------
Net interest income                 1,161    1,022    3,314    3,165
Provision for loan losses              15       38       45       68
Other operating income                230      178      761      638
Other operating expenses              947      744    2,797    2,264
                                   ------   ------   ------   ------
Income before income taxes            429      418    1,233    1,471
Income tax expense                    149      143      421      500
                                   ------   ------   ------   ------
Net income                         $  280   $  275   $  812   $  971
                                   ======   ======   ======   ======

Basic earnings per share           $ 0.21   $ 0.21   $  .61   $  .73
                                   ======   ======   ======   ======

Fully diluted earnings per share   $ 0.20   $ 0.20   $  .58   $  .69
                                   ======   ======   ======   ======


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


                              MINDEN BANCORP, INC.
                        UNAUDITED SELECTED FINANCIAL DATA
                                 (In thousands)


                               September 30     September 30
                               ------------     ------------
                                   2007             2006
                                ----------       ----------
Total assets                    $  125,863       $  115,161
Cash and cash equivalents            4,074            2,321
Investment securities               26,081           30,173
Loans receivable - net              85,787           74,529
Premises and equipment, net          7,448            5,044
Deposits                            93,827           73,126
Total borrowings                     9,400           20,725
Total stockholders' equity          20,743           19,814









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